Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Rentech, Inc.
1331 17th Street, Suite 720
Denver, CO 80202

We consent to the incorporation by reference in Registration Statement Nos. 333-85682, 333-47317, 333-39334, 333-34890, and Post-Effective Amendment No. One
to Registration Statement No. 333-47317, which was approved as Registration Statement No. 333-58529, of Rentech, Inc. on Form S-3, and in Registration Statement Nos. 033-90250, 333-95537, and 333-46003 of Rentech, Inc. on Form S-8,
of our report dated December 18, 2002 appearing in the Annual Report on Form 10-K of Rentech, Inc. for the year ended September 30, 2002.

We also consent to the reference to us under the heading "Experts" in the Prospectuses, which are a part of the Registration Statements.


/s/ Ehrhardt Keefe Steiner & Hottman P.C.
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December 23, 2002
Denver, Colorado